HEI Exhibit 10.1

EXECUTIVE SEPARATION AND RELEASE AGREEMENT
This EXECUTIVE SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is made and entered into as of this 5th day of May, 2021, by and among Richard F. Wacker (“Executive”), American Savings Bank, F.S.B. (“ASB”), and Hawaiian Electric Industries, Inc. (“HEI”) (jointly referred to as “ASB/HEI”).
R E C I T A L S
A.Executive has served ASB as its President and CEO since 2010;
B.ASB has decided to appoint a new CEO of ASB;
C.Executive has asserted certain claims of discrimination, defamation and wrongful discharge;
D.Executive and ASB/HEI wish to define and clarify the rights and obligations of Executive and ASB/HEI (each, a “Party” and together, the “Parties”) with respect to Executive’s departure from ASB and to provide for the payments set forth herein, which shall constitute settlement in full of the arm’s length, bona fide dispute between the Parties as to Executive’s right to any further compensation, consideration or benefits payable to Executive.
NOW, THEREFORE, in consideration of the premises, the Parties hereby agree as follows.
A G R E E M E N T
1.SEPARATION.
Effective 5:00 pm HST, May 7, 2021 (the “Separation Date”), Executive shall resign from employment with ASB as an executive officer and any director or other positions held at or on behalf of ASB, including the board of directors of ASB, the HEI Charitable Foundation, Hawaii Bankers Association, the Hawaii Business Roundtable, the Federal Reserve Bank of San Francisco Community Depository Institutions Advisory Council (CDIAC) and any roles related to ASB/HEI post-retirement benefit plan governance. Executive further agrees promptly to execute any and all other documents and take any and all other actions reasonably required by ASB/HEI to effectuate such resignations.
2.SEPARATION BENEFITS.
In consideration of the Executive’s execution of this Agreement and Executive’s promises hereunder and Executive’s full and timely performance of all Executive’s promises and obligations in this Agreement, including continued cooperation in the management transition and productive work for ASB until the Separation Date, as well as the releases and promises provided below, ASB agrees to provide to Executive the separation pay and other benefits described below (the “Separation Benefits”). Executive acknowledges that the Separation Benefits are not otherwise due and owing to Executive and are provided solely in consideration of Executive’s execution of and compliance with the terms of this Agreement.

a.ASB shall pay Executive the total sum of Five Million Dollars ($5,000,000.00), fifty (50) percent of which shall be attributable as general damages and reported on IRS Form 1099 and fifty (50) percent of which shall be attributable as wages and reported on IRS Form W-2, and corresponding Hawaii tax forms, less applicable legally required taxes and authorized deductions (the “Separation Pay”), payable no later than May 14, 2021.
b.In addition to the Separation Pay, ASB/HEI or its affiliated charitable foundation agrees to match charitable donations that Executive and his spouse, Eileen Wacker, make to recognized charitable causes they have actively supported at the rate of two dollars ($2.00) for every one dollar ($1.00) contributed by Executive and his spouse, for a period of two (2) years following the Separation Date, up to a maximum of One Million Dollars ($1,000,000.00) total contributed by ASB/HEI or its affiliated charitable foundation, provided such charitable donations are consistent with ASB/HEI’s or its affiliated charitable foundation’s historical custom and practice governing charitable donations. Executive agrees that ASB/HEI or its affiliated charitable foundation shall have the right to object and decline to contribute to any charity to which they would not otherwise make a contribution, however such objection shall not be unreasonable.
c.Executive hereby waives and agrees that he shall not receive any benefit or compensation under any of the compensatory or benefit plans maintained by ASB/HEI or their respective affiliates (other than as set forth in Section 2(a) or in this Section 2(c)), including, without limitation, any accrued or unused vacation or paid time off plan or policy of ASB, any worker’s compensation or other disability plan or program of ASB, and any short- or long-term incentive plans or other compensatory or similar programs of ASB/HEI, including any stock-based plans or programs. Executive shall be entitled to any vested retirement or 401(k) benefit, but shall cease as of the Separation Date to be entitled to any further compensation, consideration or benefits other than as outlined in this Section 2.
3.RELEASES OF CLAIMS.

(a)General Release by Executive. In consideration for the benefits of this Agreement, Executive, on behalf of himself, his spouse, heirs, successors and assigns, hereby releases ASB, HEI and each of its and their respective past and present officers, directors, employees, agents, insurers and attorneys and any parent, subsidiary, affiliated or related companies and their respective successors and assigns (“Company Released Parties”) from any and all claims, demands, actions or other legal responsibilities of any kind which Executive may have based on, or pertaining to, his employment with ASB or the termination of such employment (“Release”). THIS RELEASE IS A GENERAL RELEASE. This Release includes, but is not limited to, any claims Executive may have for wages, bonuses, equity compensation, or other compensation due, claims under the Americans with Disabilities Act, Age Discrimination in Employment Act, Title VII of the Civil Rights Act, as amended, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Hawaii Employment Practices Law, the Hawaii Whistleblower Protection Act or any other federal, state or local law or regulation affecting employment rights or prohibiting employment discrimination. Employee agrees to withdraw from the Equal Employment Opportunity Commission his Charges of Discrimination and any other claims, complaints or charges filed with the Hawaii Civil Rights

Commission or other agency, and agrees to cooperate to execute any documents to effectuate such withdrawals. This Release does not limit any Party’s right, where applicable, to initiate or participate in an investigative proceeding of any federal, state or local governmental agency. This Release also includes any claim for defamation, intentional or negligent infliction of emotional distress, loss of consortium, hostile workplace, wrongful discharge, retaliation, violation of any public policy or statute, breach of any implied or express contract between Executive and any Released Party, any policy of ASB or any Released Party, or any remedy for any such claim or breach. Executive understands that the release of claims set forth in this Section 3(a) covers both known and unknown claims. This Release shall survive the termination of this Agreement.
(b)Attorneys’ Fees Waiver. Executive specifically acknowledges that the Separation Pay provided in Section 2(a) above includes Executive’s attorneys’ fees and costs and that he shall be responsible for paying any and all claims for attorneys’ fees and costs incurred by any and all attorneys who have represented him. Executive hereby waives and agrees that he shall not make any claims against any of the Company Released Parties for attorneys’ fees for the claims released in this Agreement, including but not limited to any fees that Employee may claim under 42 U.S.C. § 2000e-5(k) and/or the Civil Rights Attorneys’ Fees Act of 1976, 42 U.S.C. § 1988 and/or Chapters 368, 378 and 386 Hawaii Rev. Stat., as amended.
(c)Executive’s Representations. Executive represents and agrees that ASB has granted Executive any leave to which he is entitled from ASB under the Family and Medical Leave Act, the Hawaii Family Leave Law, the Hawaii Employment Practices Law, and any other federal, state, or local leave or disability accommodations law. Executive represents and agrees that he is not Medicare eligible and has not filed a claim for Medicare benefits. Executive represents and agrees that he has not suffered any on-the-job injury or illness for which Executive has not already filed a claim or which is not being compensated by the Separation Benefits. Executive further agrees and acknowledges that the Separation Pay shall be deemed an offset to any amounts hereafter found due under H.R.S. § 386 for any work-related injury that Executive may assert or claim.
(d)ADEA Waiver and Release. Without limiting the scope of this Agreement in any way, Executive certifies that the Release in this Agreement constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that Executive has or may claim to have under the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990 (29 U.S.C. §§ 621, et seq.). This release does not govern any rights or claims that might arise under the ADEA after the date this Agreement is signed by the Parties. Executive acknowledges that: (a) the consideration provided pursuant to this Agreement is in addition to any consideration that Executive would otherwise be entitled to receive; (b) Executive has received the advice of counsel, to the extent he wishes to do so, prior to signing this Agreement; and (c) Executive has been provided a full and ample opportunity to review this Agreement.
(e)Complete Bar to Suit. Executive acknowledges that upon signing, this Agreement and the Release herein become final and irrevocable, and shall act as a complete bar against any claim released by Executive pursuant to this Agreement. Executive promises that he shall never file a lawsuit relating to a claim released hereunder, initiate any other proceeding asserting any such released claim, or permit any person to file such a claim on his behalf, except as provided below. Executive warrants that he has not assigned or transferred to any other person or entity any of the claims which are the subject of the Release and agrees not to assign or transfer any interest in any such claim.
(f)Covenant Not to Sue. As a further material inducement for ASB/HEI to enter into this Agreement and to pay to Executive the Separation Benefits, Executive hereby agrees not to initiate or file any claim, arbitration, or lawsuit over any matter arising out of Executive’s employment with or separation of employment from ASB; provided, however, this Release and covenant does not waive Executive’s right to initiate a proceeding relating to any breach or violation of this Agreement, pursuant to Section 18. This Release and covenant not to sue does not waive Executive’s right to file any claim that by law cannot be waived, including a claim for workers’ compensation or unemployment benefits or an administrative charge with the Equal Employment Opportunity Commission or Hawaiʻi Civil Rights Commission; however, it does waive Executive’s right to independently seek monetary damages for any discrimination or other claim in federal or state court.
(g)Remedy for Breach. Other than as stated above, if Executive files any administrative claim, arbitration, or lawsuit against any of the Company Released Parties based on any released claim under this Agreement arising out of Executive’s employment with or separation from employment with ASB, then in addition to all other remedies provided by law or in equity, Executive agrees to indemnify and hold the Company Released Parties harmless from and against any and all loss, costs, damages, or expenses, including, without limitation, attorneys’ fees incurred by the Company Released Parties, or any of them, in defending such administrative claims, arbitrations, or lawsuits arising out of such released claims under this Agreement by Executive, and Executive further agrees to credit any amounts paid under this Agreement against any recovery Executive may obtain.
(h)General Release by ASB and HEI. Each of ASB and HEI, on behalf of itself and its subsidiaries (collectively, the “ASB/HEI Releasors”), hereby releases Executive (including his estate, and the executors and/or administrators thereof) from any and all claims, demands, actions or other legal responsibilities of any kind arising out of or in any way connected with Executive’s service as an officer, director, employee and/or agent of ASB, his separation from his position as an officer, director, employee and/or agent of ASB, or any other transactions, occurrences, facts, circumstances, acts or omissions or any loss, damage or injury whatever arising out of or in any way connected with Executive’s service as an officer, director, employee and/or agent of ASB, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Executive committed or omitted prior to the signing of the Agreement (“ASB/HEI Released Claims”); provided, however, the ASB/HEI Released Claims shall not include any and all claims by ASB against Executive arising out of acts of willful misconduct or gross negligence that have materially harmed ASB’s business.
(i)ASB and HEI Covenant Not to Sue. Each of ASB and HEI hereby agrees not to, and to not cause, permit, or allow any of the ASB/HEI Releasors to, at any time hereafter assert any ASB/HEI Released Claim ; provided, however, this Release and covenant does not waive ASB or HEI’s right to initiate a proceeding relating to any breach or violation of this Agreement, pursuant to Section 18. Each of ASB and HEI warrants that it has not assigned or transferred to any other person or entity any of the claims which are the subject of the ASB/HEI Released Claims and agrees not to assign or transfer any interest in any such claim.

4.NON-ADMISSION. Neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed as an admission of liability or wrongdoing on the part of Executive or HEI/ASB or any of the Company Released Parties, nor shall it be admissible as evidence in any proceeding other than for the enforcement of this Agreement.
5.PROPERTY, DOCUMENTS AND RECORDS. On or before the Separation Date, Executive shall return all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials not in the public domain, including, without limitation, computerized and/or electronic information that refers, relates or otherwise pertains to ASB or HEI or their respective officers or directors, and any and all business dealings of said persons and entities. In addition, Executive shall return to ASB all ASB property or equipment that Executive has been issued during the course of his employment or which he otherwise currently possesses, including, but not limited to, any keys or key cards, computers, cellular phones, PDAs and/or pagers. Executive hereby represents and agrees that he has paid in full or will fully pay any outstanding balances due to personal charges on corporate credit cards provided to Executive by ASB prior to the due date specified by the credit card provider. The provisions of this Section are in addition to any other written agreements on this subject that Executive may have with ASB, and are not meant to and do not excuse any additional obligations that Executive may have under such agreements.
6.NON-DISPARAGEMENT, CONFIDENTIALITY & COOPERATION.
(a)Non-disparagement. Executive agrees to refrain from making any disparaging remarks about Company Released Parties to third parties. For purposes of this Agreement, the term “disparage” includes, but is not limited to, comments or statements to the press or media, to ASB/HEI’s executives or employees, or to any individual or entity that could adversely affect the conduct of the business of ASB/HEI or its reputation. ASB and HEI agree to refrain, and shall direct their respective boards of directors and senior management to refrain, from making any disparaging remarks about Executive to third parties that could adversely affect the reputation of Executive.
(b)Confidentiality. Each of the Parties agrees to keep the existence and the terms of this Agreement confidential, and agrees not to voluntarily reveal the existence or terms of this Agreement to any person or entity, except that (i) each Party may reveal to its respective immediate family, attorneys, agents, accountants, financial advisors, or tax advisors such information as may be necessary for the preparation of business records and reports, provided that they agree to keep the contents of this Agreement confidential (ii) each Party may discuss the Agreement with any governmental agency, (iii) ASB/HEI may make such securities law filings and disclosures as are described in Section 6(c) below, and (iv) each Party may disclose any other information required by law. Each of the Parties specifically agrees that because the degree of damages is difficult to calculate, if any Party breaches this confidentiality provision, other Party may seek immediate injunctive relief as well as other legal remedies as available.
(c)Required Securities Laws Filings; Future Employer Positive References. Executive understands and agrees that this Agreement may be disclosed by ASB/HEI to the extent required by federal or state law or regulation. Specifically, but without limitation, (i) HEI will be summarizing this Agreement in the Current Report on Form 8-K in the form and substance attached hereto as Exhibit A (the “Form 8-K”) that it will file with the Securities and Exchange Commission (“SEC”) shortly after the public announcement of a new ASB CEO, (ii) this Agreement will be publicly filed as an exhibit to HEI’s Quarterly Report on Form 10-Q, and (iii) this Agreement will be described in HEI~~'~~’s proxy statement for the 2022 annual meeting. ASB agrees to provide a positive written reference for Executive. Executive acknowledges that ASB will issue the press release attached hereto as Exhibit 1. Subject to Section 6(a), ASB/HEI may provide additional information not inconsistent with the Form 8-K and Exhibit 1 and ASB/HEI agree that they will not state that Executive initiated his departure from ASB or that he agreed with ASB/HEI’s succession planning. In addition, nothing in this Agreement shall limit ASB/HEI’s ability to make any disclosure necessary or advisable to comply with the federal securities laws.
(d)Cooperation. Executive further agrees to cooperate reasonably with ASB/HEI regarding any matters relating to ASB/HEI and to notify ASB/HEI if Executive is subpoenaed or called to speak about Executive’s employment. Subject to Executive’s personal and professional schedule commitments, Executive agrees that he shall reasonably cooperate with ASB/HEI concerning reasonable requests for information about the business of ASB/HEI or any of their affiliates or Executive’s involvement and participation therein; the defense, prosecution, or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of ASB/HEI or any of its affiliates which relate to events or occurrences that transpired while Executive was employed by ASB; and in connection with any audit, investigation or review by any federal, state, or local regulatory, quasi-regulatory, or self-governing authority, or any internal investigation, relating to such events or occurrences. Executive’s cooperation shall include, but not be limited to, being reasonably available to meet in person or electronically and speak with officers and employees of ASB/HEI and/or its counsel at reasonable times and locations, executing accurate and truthful documents including declarations, testifying in connection with any and all legal proceedings at the request of ASB/HEI and without the need for a subpoena, and taking such other actions as may reasonably be requested by ASB/HEI and/or its counsel to effectuate the foregoing. ASB/HEI will reimburse Executive for all reasonable and documented out-of-pocket expenses, including travel, hotel, and meal or similar expenses incurred in complying with this Section.
(e)Continuing Indemnification.
Notwithstanding anything in the Agreement to the contrary, Executive will continue to have the indemnification rights as a former director and executive officer under ASB’s charter and by-laws with respect to acts or omissions by Executive occurring prior to the Separation Date.
7.NON-SOLICITATION AND NON-COMPETITION.
(a)Covenant Not to Solicit Employees. Unless otherwise consented to in writing by ASB’s Authorized Representative (as defined below in Section 17), until November 30, 2021 Executive shall not directly or indirectly, individually or on behalf of any other person or entity, whether as principal, agent, stockholder, employee, executive, consultant, representative or in any other capacity:

(1)recruit, solicit or encourage any person to leave the employ of ASB or any of its affiliates; or
(2)hire or retain any employee of ASB or any of its affiliates as a regular employee, independent contractor, or otherwise.
(b)Non-Competition. Executive recognizes and acknowledges the competitive and proprietary nature of the business operations of ASB and its affiliates. Until November 30, 2021, Executive shall not, without the prior written consent of ASB/HEI, for himself or on behalf of any other person or entity, directly or indirectly, whether as principal, agent, employee, executive, consultant, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associated in any manner with, engage in or have a financial interest in any of Bank of Hawaii, First Hawaiian Bank or Central Pacific Bank, or any of their affiliated or related entities, except that nothing contained herein shall preclude Executive from (i) purchasing or owning stock in any such competitive business if such stock is publicly traded, provided that his holdings are less than five percent (5%) of the issued and outstanding capital stock of such business or (ii) interfacing with such competitive business in the normal course of Executive’s personal involvement in community activities.
8.EQUITABLE RELIEF. In addition to, and not in limitation of, any other remedy which may be available with respect to a breach of this Agreement by any Party, the non-breaching Parties shall be entitled to equitable relief with respect to violations of Sections 5, 6, and 7hereof. Such right to equitable relief shall survive the termination of this Agreement.
9.INDEMNIFICATION.
(a)Indemnification by Executive. Executive agrees to indemnify, defend and hold the Company Released Parties harmless from and against any claim, demand, cause of action, lawsuit, damages or judgment asserted, filed or obtained by Executive or any person acting on Executive’s behalf with respect to any claim subject to the Release, including costs and attorneys’ fees, and further agree that they shall not bring, commence, institute, maintain or prosecute any action at law or proceeding in equity or any proceeding whatsoever based in whole or in part upon any claim subject to the Release. Such right to indemnification shall survive the termination of this Agreement.
(b)Indemnification by ASB and HEI. Each of ASB and HEI, jointly and severally, agree to indemnify, defend and hold Executive harmless from and against any claim, demand, cause of action, lawsuit, damages or judgment asserted, filed or obtained by any of the ASB/HEI Releasors or any person acting on any of the ASB/HEI Releasors’ behalf with respect to any claim subject to the ASB/HEI Released Claims, including costs and attorneys’ fees, and further agree that they shall not bring, commence, institute, maintain or prosecute any action at law or proceeding in equity or any proceeding whatsoever based in whole or in part upon any

ASB/HEI Released Claims. Such right to indemnification shall survive the termination of this Agreement.
10.TAX MATTERS.
(a)Taxable Income. ASB/HEI makes no representation as to whether or not any payments received by Executive hereunder will be treated as includible in or excludable from gross income for purposes of any tax. Executive agrees to defend and indemnify ASB/HEI from any tax liability or penalties assessed for Executive’s nonpayment of taxes on the consideration stated above.
(b)Reporting of Separation Pay. The Parties and their respective affiliates shall report, act, and file all tax returns and information reports in all respects and for all purposes consistent with the characterization and allocations of the Seperation Pay set forth in Section 2(a). None of the Parties or their respective affiliates shall take any position (whether in audits, tax returns or otherwise) which is inconsistent with such allocations unless required to do so by applicable law or to protect ASB/HEI.
(c)Section 409A of the Internal Revenue Code.
a.This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. The parties hereby acknowledge that all payments under this Agreement are being made in connection with a termination of employment constituting a “separation from service” under Section 409A.
b.Notwithstanding any other provision of this Agreement, because the Executive is a “specified employee” as determined in accordance with Section 409A, all payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to the Executive on account of the Executive’s separation from service (it being understood and agreed by the Parties that the Separation Pay does not constitute “nonqualified deferred compensation” within the meaning of Section 409A) shall not be paid until the first date following the six month anniversary of the Separation Date (the “Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six month period shall be paid in a lump sum on the Specified Employee Payment Date and, thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If the Executive dies before the Specified Employee Payment Date, any delayed payments shall be paid to the Executive’s estate in a lump sum within 10 days after the Executive’s death.
c.To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:
i.the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;
ii.any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and
iii.any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
d.Neither ASB nor HEI (nor any of their respective affiliates) makes any representation that any or all of the payments described herein will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payments. Executive understands and agrees that Executive shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by Executive on account of non-compliance with Section 409A.
11.WAIVERS. If any Party to this Agreement shall waive any breach of any provision of this Agreement, he, she or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
12.COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The execution of this Agreement may be evidenced by signature transmitted by facsimile or by emailed scan, with original signatures to follow; provided, however, that if originals are not so provided, the signature transmitted by facsimile or emailed scan shall be for all purposes treated as an original signature.
13.GOVERNING LAW. This Agreement shall be governed by, interpreted, construed, applied and enforced in accordance with the laws of the State of Hawaii, without reference to its conflict of laws provisions. Any action to enforce the terms of this Agreement shall be brought in a court of competent jurisdiction in the State of Hawaii, which shall have exclusive jurisdiction in any legal action that may arise under this Agreement.
14.ATTORNEYS’ FEES. In the event any Party to this Agreement initiates any action, suit, motion, application, arbitration (if permitted hereunder or court ordered or referenced) or other proceeding which concerns the interpretation or enforcement of this

Agreement, the prevailing Party in such action, suit, motion, application, arbitration or other proceeding, shall be entitled to recover its costs and reasonable attorneys’ fees from the nonprevailing Party, including costs and fees on appeal, if any, and costs of collection and enforcement of awards and judgments, without giving effect to any statutory presumption or limitation.
15.SEVERABILITY. If one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and this Agreement shall thereupon be reformed, construed and enforced to the maximum extent permitted by applicable law.
16.NOTICES. Any notice, consent, request or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the Party giving or making the same. Such notice, consent, request or demand may be hand delivered, but if it is mailed to a Party, it shall be sent by electronic mail, United States mail, or other nationally recognized courier, postage prepaid, addressed to such Party’s last known address. The date of such mailing shall be deemed the date of notice, consent, request or demand.
Notices to Executive shall be addressed to the most recent home address for Executive on file with ASB as of the date of this Agreement:
Notices to ASB and HEI shall be addressed as follows:
Kurt K. Murao
Executive Vice President, General Counsel,
Chief Administrative Officer & Corporate Secretary
P. O. Box 730
Honolulu, HI 96808-0730
17.AUTHORIZED REPRESENTATIVE. ASB’s Authorized Representative for purposes of this Agreement shall be ASB’s Chairman of the Board.
18.RESOLUTION OF DISPUTES. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, except a violation of Sections 6, 7 and 8 above (for which the remedy to seek immediate injunctive relief shall be preserved), shall be resolved by submitting the issue to confidential and binding arbitration in Honolulu pursuant to the rules and procedures of Dispute Prevention & Resolution, Inc., each Party to bear its/his/her own costs subject to the award of the arbitrator.
19.ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement of the Parties in respect of the subject matter described herein and supersedes all prior and other contemporaneous agreements, understandings, negotiations, representations, and warranties. This Agreement may not be changed or modified except by an agreement in writing signed by the Parties hereto.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

/s/ Richard F. Wacker
Richard F. Wacker
“Executive”

AMERICAN SAVINGS BANK, F.S.B.

By:	/s/ Constance H. Lau
Name:	Constance H. Lau
Its Chairman of the Board

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By:	/s/ Thomas B. Fargo
Name:	Thomas B. Fargo
Its Chairman of the Board